EXHIBIT 4.4
SECURED PROMISSORY NOTE

$90,000,000	January 14, 2011
     SECURED PROMISSORY NOTE (this “Note”), made as of January 14, 2011 (the “Effective Date”), is made by AUGUSTA NEWSPRINT COMPANY LLC, a Delaware limited liability company (the “Payor”), in favor of WOODBRIDGE INTERNATIONAL HOLDINGS LIMITED, an Ontario corporation (the “Noteholder”).
     WHEREAS, the Payor and the Noteholder, inter alios, entered into a Stock Purchase Agreement, made as of December 23, 2010 (as amended from time to time, the “Stock Purchase Agreement”), pursuant to which Noteholder agreed to sell, and Payor agreed to purchase, 100% of the common stock and preferred stock (the “ANI Stock”) of Augusta Newsprint Inc., a Delaware corporation (“ANI”), which is a member of and owns a 47.5% membership interest in the Payor, and this Note constitutes a portion of the purchase price therefor; and
     WHEREAS, in order to induce the Noteholder to enter into the Stock Purchase Agreement and this Note, (i) Abitibi Consolidated Sales LLC, a Delaware limited liability company (“ACSC”), has agreed to grant a continuing Lien on its membership interest in the Payor and all rights to payment arising therefrom, including but not limited to, distributions and profits, (ii) ANI has agreed to grant a continuing Lien on its membership interest in the Payor and all rights to payment arising therefrom, including but not limited to, distributions and profits, and (iii) the Payor has agreed to grant a continuing Lien on all of its personal and real property, whether now owned or hereafter acquired;
     NOW, THEREFORE, FOR VALUE RECEIVED, the Payor hereby promises to pay to the Noteholder the principal sum of NINETY MILLION DOLLARS ($90,000,000) (such amount, as may be reduced by repayments of principal hereunder from time to time, the “Principal Amount”), plus interest thereon pursuant to the terms of this Note. The parties hereto hereby agree as follows:
Article 1
Definitions
     1.1 Definitions. Capitalized terms used in this Note are used as defined in this Article 1 or elsewhere in this Note.
          “AbiBowater” shall mean AbitibiBowater Inc. or its reorganized successor arising out of the Proceedings.
          “AbiBowater Mills” shall mean, at any time, all mills, located in Canada or the United States, devoted entirely or almost entirely to the production of newsprint for which AbiBowater has absolute control, either directly or indirectly, over the operating rate and “AbiBowater Mill” means any of such mills.

          “ACSC” shall have the meaning ascribed thereto in the recitals to this Note, and references to ACSC shall include any successor by operation of law to Abitibi Consolidated Sales LLC.
          “ACSC Collateral” shall have the meaning ascribed thereto in Section 8.1.1 of this Note.
          “ACSC Pledged Interests” shall have the meaning ascribed thereto in Section 8.1.1 of this Note.
          “ANI” shall have the meaning ascribed thereto in the recitals to this Note, and references to ANI shall include any successor by operation of law to Augusta Newsprint Inc.
          “ANI Collateral” shall have the meaning ascribed thereto in Section 8.1.2 of this Note.
          “ANI Pledged Interests” shall have the meaning ascribed thereto in Section 8.1.2 of this Note.
          “ANI Stock” shall have the meaning ascribed thereto in the recitals to this Note.
          “Affiliate” shall mean, as to any Person, any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and in the case of Noteholder, includes any member of the Woodbridge Group.
          “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.
          “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.
          “Bankruptcy Proceedings” means the cases filed in the Bankruptcy Court under chapter 11 of the Bankruptcy Code by AbiBowater and its affiliated debtors and debtors-in-possession, jointly administered as Case No. 09-11296.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York (New York), Toronto (Ontario) or Montreal (Quebec).
          “Call Agreement” means the Amended and Restated Call Agreement, dated as of July 1, 2004, as amended, restated, modified or supplemented from time to time, among The Woodbridge Company Limited, the Noteholder, Woodbridge International Holdings SA, ACSC and Abitibi-Consolidated Inc.
          “Canadian Court” means the Superior Court, Commercial Division, for the Judicial District of Montreal, Canada.

          “Canadian Debtors” means, collectively, AbiBowater and those of its subsidiaries and affiliates who applied for protection from creditors in the CCAA Proceedings.
          “CCAA” means Canada’s Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended from time to time.
          “CCAA Proceedings” means the proceedings for provisional relief in support of the Bankruptcy Proceedings commenced in the Canadian Court under section 18.6 of the CCAA by AbiBowater and certain of its subsidiaries.
          “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.
          “CERCLA” shall have the meaning ascribed thereto in Section 3.7(a) of this Note.
          “Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in AbiBowater ceasing to own, directly or indirectly, 100% of the outstanding Equity Interests in the Payor or (b) the sale of all or substantially all of the property and assets of the Payor to any Person (excluding a merger transaction permitted pursuant to Section 5.5(a)). For the sake of greater clarity, “Change of Control” shall not apply to AbiBowater.
          “Collateral” shall have the meaning ascribed thereto in Section 8.1.2 of this Note.
          “Commercial Arbitration Rules” shall have the meaning ascribed thereto in Section 9.6 of this Note.
          “Debtors” means, collectively, AbiBowater and its affiliated debtors and debtors-in-possession in the Bankruptcy Proceedings.
          “Default” means an Event of Default or any condition or event which, with notice or lapse of time or both, would constitute an Event of Default.
          “Default Rate” shall mean the rate equal to 2.0% per annum in excess of the otherwise applicable rate.
          “Distributable Cash” shall mean, with respect to any Fiscal Year, cash flow from operating activities of the Payor calculated in accordance with GAAP, less capital expenditures in an amount not to exceed $6 million in any Fiscal Year, less interest paid under this Note; provided that, in the case of the Fiscal Year ending December 31, 2011, such Fiscal Year shall be deemed to be the period from the date of this Note to and including December 31, 2011.
          “Distribution” shall have the meaning ascribed thereto in Section 5.9 of this Note.
          “Effective Date” shall have the meaning ascribed thereto in the recitals to this Note.

          “Environmental Laws” shall have the meaning ascribed thereto in Section 3.7(a) of this Note.
          “EPA” shall have the meaning ascribed thereto in Section 3.7(b) of this Note.
          “Equity Interests” means, with respect to any Person, all of the shares of capital stock of any class of, or other ownership or profit interests in, such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “Event of Default” shall mean the occurrence of any of the following:
          (a) the Payor’s failure to pay all amounts of principal when due and owing pursuant to the terms of Article 2 hereof;
          (b) the Payor’s failure to pay all amounts of interest within five (5) Business Days of having become due and owing pursuant to the terms of Article 2 hereof;
          (c) ACSC’s failure to pay any amounts when due and payable pursuant to the terms of the Sales Agreement and such failure shall continue for a period of ten (10) Business Days (notwithstanding any cure period with respect thereto under the Sales Agreement), provided that ordinary course adjustments to payment amounts that are made pursuant to the terms of the Sales Agreement will not give rise to an Event of Default under this clause (c) unless such adjustment amounts, to the extent in favor of the Payor, are not paid within ten (10) Business Days after such adjustments are determined;
          (d) except as set forth in clauses (a), (b) or (c) above, any Note Obligor’s failure to comply in any material respect with any of its covenants contained in any of the Settlement Documents which is continuing for fifteen (15) days or more after the earlier of (x) notice thereof is given by Noteholder to the applicable Note Obligor or (y) the date on which a Responsible Officer of the applicable Note Obligor has actual knowledge of such failure;
          (e) any representation or warranty of any Note Obligor in any of the Settlement Documents shall prove to have been false in any material respect on the date when made;
          (f) a Change of Control;
          (g) any Note Obligor shall (A) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (B) make a general assignment for the benefit of creditors, (C) commence a voluntary case under any state, provincial or federal bankruptcy laws (as now or hereafter in effect), (D) be adjudicated a bankrupt or insolvent, (E) file a petition seeking to take advantage of any other law providing for the relief of debtors or (F) fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws;
          (h) the Payor shall fail to pay at maturity or within any applicable period of grace any Indebtedness for borrowed money in an aggregate amount in excess of $2,000,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound evidencing or securing Indebtedness for borrowed money in an aggregate amount in excess of $2,000,000, if the effect of any such failure is to cause such Indebtedness to become due prior to its stated maturity;
          (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against the Payor, that, with other outstanding final judgments, undischarged, against such Person exceeds in the aggregate $2,000,000, after taking into account any insurance coverage;
          (j) (i) if the Note or any of the Security Documents shall cease to be in full force and effect, or the Noteholder’s Liens in a material portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated herein, in each case other than in accordance with the terms hereof or thereof or with the express prior written consent of the Noteholder, or (ii) any Note Obligor shall challenge the enforceability of the Note or any of the Security Documents or shall assert in writing that the Liens of the Noteholder do not have the priority contemplated herein or therein;
          (k) subject to the provisions of Section 6.3 of this Note, (i) if any of the Sales Agreement, the Stock Purchase Agreement or the Settlement Order shall be cancelled, terminated, rejected, reversed, vacated, revoked or rescinded, (ii) any action at law, suit or in equity or other legal proceeding to cancel, terminate, reject, reverse, vacate, revoke or rescind any of the Settlement Documents shall be commenced by or on behalf of any Note Obligor or any Affiliate thereof (other than a termination of any Settlement Document in accordance with its terms), (iii) any court or any other Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any of the Settlement Documents is modified or amended in a manner that is adverse in any material respect to the Noteholder, or stayed, vacated or deemed illegal, invalid or unenforceable in accordance with the terms thereof, or (iv) any Note Obligor or any Affiliate thereof shall challenge the enforceability of any of the Settlement Documents or shall assert in writing or engage in any action or inaction based on any such assertions that any of the Settlement Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms;
          (l) the disallowance of (x) the allowed administrative claim held by the Payor against ACSC in the amount of $9,246,580.00 pursuant to the Agreed Order With Respect to Motion of Augusta Newsprint Company for Allowance of Administrative Expense Claim Pursuant to 11 U.S.C. § 503(b)(9) [D.I. 1457] entered by the Bankruptcy Court on December 16,

2009 or (y) any of Claim number 3612 made by the Payor in the Bankruptcy Proceedings of Alabama River Newsprint Company, Case no. 09-11301, in the amount of $1,699.49; Claim number 3630 made by the Payor in the Bankruptcy Proceedings of Abitibi-Consolidated Corporation, Case no. 09-11302, in the amount of $1,848.01; Claim numbers 3631 and 3632 made by the Payor in the Bankruptcy Proceedings of AbitibiBowater, Inc., Case no. 09-11296, in the amounts of $25,899.02 and $85,247.34, respectively; the Claim listed on Schedule F of the Schedules of Assets and Liabilities of Alabama River Newsprint Company, Case no. 09-11301, in the amount of $2,203.49; and Claim number 10005 made by the Payor in the Bankruptcy Proceedings of Abitibi-Consolidated Corporation, Case no. 09-11302, in the amount of $37,458,605.60; or
          (m) any material portion of the Collateral shall be seized or taken by a Governmental Authority, or the title and rights of any Note Obligor in any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which could reasonably be expected to result in impairment or loss of the security provided hereby.
          “Excluded Accounts” means any payroll, employee benefits, withholding tax, escrow or other fiduciary accounts.
          “Existing Partnership Agreement” means the partnership agreement of Augusta Newsprint Company, a Georgia general partnership and the predecessor of the Payor, as in effect immediately prior to the date hereof.
          “Final Maturity Date” shall have the meaning ascribed thereto in Section 2.3 of this Note.
          “Fiscal Year” means the fiscal year of the Payor commencing January 1 and ending December 31.
          “Force Majeure” means an inability to produce or a reduced ability to produce, newsprint in consequence of such act of God, war, terrorism, strike, lock-out, labor controversy, flood, fire, explosion, drought, sabotage, riot, civil commotion, shortage of ships, trucks or railway cars, default or failure of carriers or contractors, embargoes, shortages of labor or material, or the laws, acts or orders a Governmental Authority or of any department, board or Person acting or purporting to act with governmental authority.
          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided, that in the event that the Payor shall change the basis of its accounting to International Financial Reporting Standards (“IFRS”), GAAP shall mean IFRS from and after the effective date of such adoption by the Payor.

          “Governmental Authority” shall mean the United States of America or any other government of any sovereign state or any political subdivision thereof, or of any political subdivision of a political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, administrative or other function of or pertaining to government.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:
          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
          (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, to the extent included as indebtedness in accordance with GAAP;
          (c) all net obligations of such Person under any swap contract;
          (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services, including securities repurchase agreements but excluding (x) trade accounts payable or accrued liabilities arising in the ordinary course of business; and (y) holdbacks;
          (e) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
          (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
          (g) all guarantees of such Person in respect of any of the foregoing.
          “Intellectual Property” shall mean all rights arising under any applicable law with respect to patent, industrial design, copyright, trademark, service mark and other trademarks, trade name, mask work, trade secret or confidential information, and any application or registration for any of the foregoing, including any license or other right to use any of the foregoing.

          “Interest Rate” shall mean, for each day, (i) so long as the outstanding Principal Amount on such day is equal to or greater than $60,000,000, a rate of 8.0% per annum, (ii) so long as the outstanding Principal Amount on such day is less than $60,000,000 and equal to or greater than $30,000,000, a rate of 6.5% per annum, and (iii) so long as the outstanding Principal Amount on such day is less than $30,000,000, a rate of 5.0% per annum.
          “Knowledge” shall mean the actual knowledge of any member of the Partners Committee of the Payor designated by the Noteholder or any other member of the Woodbridge Group at any time prior to the Effective Date.
          “Lien” shall mean any lien, charge, claim, restriction, encumbrance, security interest or pledge of interest of any kind.
          “LLC Agreement” means the limited liability company agreement of the Payor as in effect from time to time.
          “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, assets, business or properties of the Payor, (b) Payor’s ability to duly and punctually pay or perform the Note Obligations in accordance with the terms thereof, (c) Noteholder’s Liens on a material portion of the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Noteholder’s material rights and remedies under the Security Documents.
          “Maturity Date” shall mean January [14], 2015, subject to extension pursuant to Section 2.3 hereof.
          “Mortgage” shall mean the deed of trust dated the date hereof with respect to all of the real property and fixtures of the Payor located at 2434 Doug Barnard Parkway, Augusta, Georgia 30906, in form and substance reasonably satisfactory to Noteholder.
          “Note” shall have the meaning ascribed thereto in the recitals to this Note.
          “Note Obligations” means the Principal Amount and all interest or other amounts due under the Note including, without limitation, any indemnification obligations under the Stock Purchase Agreement and this Note.
          “Note Obligors” means, collectively, the Payor, ACSC and ANI.
          “Noteholder” shall have the meaning ascribed thereto in the recitals to this Note.
          “Operating Days” shall have the meaning ascribed thereto in the definition of “Operating Rate”.
          “Operating Maintenance” shall mean any period of machine downtime resulting from mill maintenance or operating problems extending for less than 24 hours. Any period of machine downtime resulting from machine or mill maintenance extending 24 or more consecutive hours is not Operating Maintenance, and the days or portions of days after deducting the initial 24 hour period are not part of Operating Days. In mills with two or more paper machines, such determination will be made on a machine-by-machine basis with an average for the entire mill being calculated based on the budgeted daily production of each machine.
          “Operating Rate” shall mean, during any particular 12-month period of any particular mill producing newsprint, a percentage determined by multiplying 100 by a fraction (i) the numerator of which is the number of days in such 12-month period in which the mill operates (“Operating Days”) which number shall include days of Operating Maintenance, and (ii) the denominator of which is the actual number of calendar days in any particular 12-month period.
          “Payment Date” shall have the meaning ascribed thereto in Section 2.2 of this Note.
          “Payor” shall have the meaning ascribed thereto in the recitals to this Note, and references to the Payor shall include any successor by operation of law to Augusta Newsprint Company LLC and any Person that assumes the Note Obligations in accordance with Section 5.5(a) of this Note.
          “Payor Collateral” shall have the meaning ascribed thereto in Section 8.1.3 of this Note.
          “Permitted Liens” shall mean
          (h) Liens in favor of Noteholder;
          (i) Liens in existence on the Effective Date;
          (j) Liens for taxes, assessments or other charges of any Governmental Authority not delinquent or which are being contested in good faith by appropriate proceedings diligently pursued, provided that full provision for the payment of all such taxes known to the applicable Person has been made on the books of such Person if and to the extent required by GAAP;
          (k) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;
          (l) deposits or pledges to secure bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds and other obligations of like nature (excluding in any case, obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) arising in the ordinary course of business;
          (m) mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended and (ii) full provision for the payment of such Liens has been made on the books of the applicable Person if and to the extent required by GAAP;

          (n) imperfections of title, statutory exceptions to title, restrictive covenants, rights of way, easements, servitudes, mineral interest reservations, municipal and zoning by-laws and ordinances or similar laws or rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property, general real estate taxes and assessments not yet delinquent;
          (o) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash on deposit in one or more accounts maintained, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;
          (p) Liens arising from precautionary UCC financing statements (or analogous personal property security filings or registrations in other jurisdictions) regarding operating leases;
          (q) Liens attaching solely to cash earnest money deposits made by the Payor in connection with any letter of intent or purchase agreement entered into it in connection with an acquisition permitted hereunder;
          (r) Liens arising from the granting of a lease or license to enter into or use any asset of the Payor to any Person in the ordinary course of business that does not interfere in any material respect with the use or application by the Payor of the asset subject to such license in the business of the Payor;
          (s) Liens on insurance policies and proceeds thereof to secure premiums thereunder;
          (t) Liens arising out of judgments or awards in respect of which an appeal or proceeding for review is being diligently prosecuted, provided that (i) a stay of execution pending such appeal or proceeding for review has been obtained and (ii) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by GAAP;
          (u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (v) Liens securing Indebtedness permitted by Section 5.2(j) of this Note; provided that any such Lien shall apply only to the property that is the subject of such Indebtedness;
          (w) other Liens incidental to the conduct of the Payor’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of the Payor’s property or assets or which do not materially impair the use thereof in the operation of the Payor’s business; and
          (x) Liens arising in the ordinary course of business securing obligations in an aggregate amount outstanding at any time not in excess of $1,000,000.

          “Person” shall mean an individual, partnership, corporation, limited liability company, joint venture, joint stock company, trust, unincorporated organization or a Governmental Authority.
          “Pledged Interests” shall have the meaning ascribed thereto in Section 8.1.2 of this Note.
          “Principal Amount” shall have the meaning ascribed thereto in the recitals to this Note.
          “Proceedings” shall mean, individually and collectively, as the case may be, the Bankruptcy Proceedings and the CCAA Proceedings.
          “RCRA” shall have the meaning ascribed thereto in Section 3.7(a) of this Note.
          “Real Estate” shall have the meaning ascribed thereto in Section 3.7(a) of this Note.
          “Release” has the meaning set forth in CERCLA; provided that in the event CERCLA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, to the extent that the laws of a state wherein the property lies establishes a meaning for “Release” which is broader than specified in CERCLA, such broader meaning shall apply.
          “Responsible Officer” shall mean any officer at the level of Vice President or higher of the relevant Person or, with respect to the Payor, the General Manager of the Payor, the Chief Financial Officer of the Payor, the Executive Vice President Operations and Sales of AbiBowater or the Vice President US & Pulp Operations of AbiBowater.
          “Sales Agreement” shall have the meaning ascribed thereto in Section 4.2.1 of this Note.
          “SARA” shall have the meaning ascribed thereto in Section 3.7(a) of this Note.
          “Security Documents” shall have the meaning ascribed thereto in the Stock Purchase Agreement and shall include any other security document or security instrument delivered pursuant to or in connection herewith or therewith.
          “Settlement Documents” shall mean, collectively, this Note, the Stock Purchase Agreement, the Settlement Order, the Sales Agreement and the Security Documents.
          “Settlement Order” means, collectively, one or more final and non-appealable orders of the Bankruptcy Court in form and substance acceptable to Noteholder approving (i) the settlement of various disputes concerning (A) the rejection of the Call Agreement, and (B) the rejection of the Existing Partnership Agreement, pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure (other than the Woodbridge Claims), and (ii) the Stock Purchase Agreement and the transactions contemplated thereby, pursuant to Sections 363 and 105 of the Bankruptcy Code, and authorizing the applicable Debtors to perform all of the obligations under the Stock Purchase Agreement and all documents and agreements entered into in connection therewith.
          “Stock Purchase Agreement” shall have the meaning ascribed thereto in the recitals to this Note.
          “Term” shall mean that period commencing on the Effective Date and ending on the Maturity Date.
          “Termination Date” shall have the meaning ascribed thereto in the first paragraph of Article 4.
          “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
          “Weighted Average Operating Rate of the AbiBowater Mills” shall mean, for any particular 12-month period, an amount determined by multiplying the Operating Rate for each AbiBowater Mill for that period by the daily production of such AbiBowater Mill and dividing the sum of the results thereof for all AbiBowater Mills by the total daily production of all AbiBowater Mills.
          “Woodbridge Claims” means the claims of the Noteholder, The Woodbridge Company Limited, Woodbridge International Holdings SA, or any of their affiliates, against the Debtors or the Canadian Debtors, arising from the rejection of the Call Agreement and the guarantee dated as of September 6, 2001 by Abitibi-Consolidated Inc. in favor of each of the Noteholder and Woodbridge International Holdings SA.
          “Woodbridge Group” shall mean (a) The Woodbridge Company Limited, (b) Affiliates of The Woodbridge Company Limited, and (c) the respective successors and assigns of The Woodbridge Company Limited or any such Affiliate, as, at such time, are controlled directly or indirectly by one or more corporations all of the shares of which are held by one or more individuals who are members of the family of the late first Lord Thomson of Fleet or trusts for their benefit.
Article 2
Interest and Principal Payments; Other Material Terms
     2.1 Interest Rate. The Payor agrees that during the Term the unpaid Principal Amount of this Note shall accrue interest at the Interest Rate. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.
     2.2 Payment of Interest. Accrued interest on the unpaid Principal Amount of the Note shall be payable by the Payor to the Noteholder in cash quarterly in arrears (x) on the last day of each fiscal quarter (each, a “Payment Date”), commencing on March 31, 2011, and (y) on the Maturity Date.
     2.3 Payment of Principal. The Payor shall pay the Principal Amount of the Note on the Maturity Date in cash, provided that the amount to be repaid on the Maturity Date may, provided no Event of Default then exists and subject to the filing of any necessary prior written notice with applicable securities regulatory authorities as required by applicable Canadian securities laws or with the Toronto Stock Exchange as required by the rules of the Toronto Stock Exchange and the filing of a resale registration statement with the United States Securities and Exchange Commission and supplemental listing applications with the New York Stock Exchange and the Toronto Stock Exchange, be satisfied, at the election of Payor, with payment in publicly traded, freely tradeable common shares of AbiBowater in an amount of shares equal to the quotient of (x) the Principal Amount then outstanding divided by (y) 95% of the 20 trading-day volume weighted average trading price of AbiBowater common shares for the period ended five (5) Business Days prior to the Maturity Date. The Payor may elect to repay the Principal Amount in common shares of AbiBowater on a minimum of 45 days’ and a maximum of 180 days’ prior written notice to Noteholder; provided, that Noteholder may elect to reject such election in writing within 20 Business Days after receipt of such notice, but in no event less than 40 days prior to the Maturity Date. In the event Noteholder rejects the Payor’s election, the Maturity Date shall be automatically extended to the next anniversary of the Maturity Date; provided, however, that in no event shall the Maturity Date be extended beyond January [14], 2019 (the “Final Maturity Date”). For greater clarity, in the event the Payor elects to repay the Principal Amount in common shares of AbiBowater on the Final Maturity Date and the Noteholder rejects such election, Payor shall repay the Principal Amount in cash without further extension.
     2.4 Prepayment of Principal.
          2.4.1 The Payor shall prepay the Principal Amount of the Note in an amount equal to (x) 70% of Distributable Cash for any Fiscal Year minus (y) an amount equal to the aggregate amount of voluntary prepayments of this Note made in accordance with Section 2.4.2 of this Note during such Fiscal Year on or prior to the day that is 60 days after the end of such Fiscal Year beginning with the Fiscal Year ending December 31, 2011. Such amount shall be subject to adjustment in the amount of the Make Whole Payment to the extent an Operating Rate Deficit occurs pursuant to Section 4.2.2 hereof.
          2.4.2 In the event that 52.5% of the Estimated Partnership Cash (as defined in the Stock Purchase Agreement) is less than $15,000,000, the Payor shall prepay the Principal Amount of the Note (a) in an amount equal to the excess, if any, of (x) $15,000,000 minus 52.5% of the Estimated Partnership Cash, over (y) $15,000,000 minus 52.5% of the Final Partnership Cash Amount (as defined in the Stock Purchase Agreement) on or prior to the date that is the 5th Business Day following the Settlement Date (as defined in the Stock Purchase Agreement), and (b) in an amount equal to any cash distribution received by the Payor on account of the Administrative Claim (excluding the Transferred Administrative Claim Rights) (as such terms are defined in the Stock Purchase Agreement), to the extent not included in the calculation of the Estimated Partnership Cash or the Final Partnership Cash Amount, on or prior to the date that is the 5th Business Day following the receipt thereof; provided, that the sum of (i) the cash portion of the Purchase Price paid on the Closing Date (as defined in the Stock Purchase Agreement) in accordance with Section 2.2(a) of the Stock Purchase Agreement plus (ii) the aggregate amount of prepayments of the Principal Amount of the Note required to be made pursuant to this Section 2.4.2 shall not exceed $15,000,000 in the aggregate.
          2.4.3 In addition to the mandatory prepayment requirements set forth in Sections 2.4.1 and 2.4.2 above, the Payor may voluntarily prepay, in whole or in part, the unpaid Principal Amount of this Note in cash on any Payment Date without premium or penalty in an amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or the aggregate unpaid Principal Amount, if such amount is less than $10,000,000).
     2.5 Place and Form of Payment.
          2.5.1 All cash payments under this Note shall be made in United States dollars. The Payor shall make any cash payment due hereunder not later than 5:00 p.m. (New York time) on the day when due at the address specified in Section 9.1 below or by wire transfer of immediately available funds in accordance with wire transfer instructions provided to the Payor in accordance with Section 9.1 below. If any payment is due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
          2.5.2 In the event of the repayment of the Principal Amount in common shares of AbiBowater in accordance with Section 2.3, the Payor will deliver or cause to be delivered to the Noteholder at the address specified in Section 9.1 below a certificate or certificates representing the number of fully paid and non-assessable AbiBowater common shares determined in accordance with Section 2.3, together with an opinion of counsel in form and substance satisfactory to the Noteholder, acting reasonably, that such shares have been duly authorized, are validly issued, non-assessable, and freely tradeable.
     2.6 Application of Payments. Any payments made by the Payor in cash hereunder shall first be applied to the payment of any accrued but unpaid interest and then to the payment of the outstanding Principal Amount.
     2.7 Setoff in Accordance with Stock Purchase Agreement. The Principal Amount of this Note or any accrued interest thereon is subject to a dollar for dollar reduction to offset all or any portion of indemnification amounts owed to any Abitibi Indemnitee (as defined in the Stock Purchase Agreement) in accordance with Section 8.9 of the Stock Purchase Agreement.
     2.8 Limited Recourse. The Noteholder agrees with the Payor, ACSC and ANI that, notwithstanding (A) that the Payor was, prior to the date hereof, a general partnership, (B) that

ACSC and ANI are parties to this Note and (C) any other provisions in this Note, including Section 6.1 hereof, (i) with respect to any payment or performance of the Payor’s obligations hereunder and under the other Security Documents to which it is a party, the exercise of any rights and remedies in connection herewith or therewith and any breach of any representation or warranty of the Payor in connection herewith or therewith, the Noteholder shall have recourse only to the Payor and the assets of the Payor, except as described in clause (iii) below, (ii) neither ACSC nor ANI shall have any liability in respect of any obligations of the Payor hereunder or thereunder by reason of its former status as a general partner of the Payor and (iii) the Noteholder shall have no recourse to the assets of ACSC or ANI in respect of any obligations of the Payor hereunder or thereunder except for the ACSC Collateral and the ANI Collateral as expressly set forth in Article 8 of this Note.
     2.9 Taxes.
     2.9.1 Withholding Rights. The Payor shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Note such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that such amounts are so withheld by the Payor, such withheld and deducted amounts will be treated for all purposes of this Note and the Stock Purchase Agreement as having been paid to the Noteholder in respect of which such deduction and withholding was made by the Payor.
     2.9.2 Status of Noteholder or Assignee. The Noteholder and any assignee, if requested by the Payor, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Payor as will enable the Payor to determine whether or not such Noteholder or assignee is subject to backup withholding or information reporting requirements.
     2.9.3 Tax Forms. The Noteholder and any assignee shall deliver to the Payor (in such number of copies as shall be requested by the recipient) on or prior to the Effective Date (and from time to time thereafter upon the reasonable request of the Payor, but only if such Noteholder or assignee is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI or Form W-9;
     (iii) in the case of a Noteholder or assignee claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code: (i) a certificate to the effect that such person is not: (1) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code; (2) a “10 percent shareholder” of the Payor within the meaning of section 881(c)(3)(B) of the

Internal Revenue Code; or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code; and (ii) two (2) duly completed copies of Internal Revenue Service Form W-8BEN; or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Payor to determine the withholding or deduction required to be made.
Article 3
Representations and Warranties
     The Payor hereby represents and warrants to the Noteholder on the date hereof that:
     3.1 Formation; Good Standing. The Payor (a) is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, (b) has all requisite limited liability company power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign limited liability company (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where failure to be so qualified would not have a Material Adverse Effect.
     3.2 Authorization. The execution, delivery and performance of this Note and the other Settlement Documents to which it is a party and the transactions contemplated hereby and thereby (w) are within the Payor’s limited liability company authority, (x) have been duly authorized by all necessary limited liability company proceedings, (y) do not and will not conflict with or result in any breach or contravention of any law to which the Payor is subject or any judgment, order, writ, injunction, license or permit applicable to the Payor, and (z) do not conflict with any provision of the LLC Agreement.
     3.3 Enforceability. The execution and delivery of this Note and the other Settlement Documents to which it is a party will result in valid and legally binding obligations of the Payor enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.
     3.4 Governmental Approvals. The execution, delivery and performance by the Payor of this Note and the Settlement Documents to which it is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Governmental Authority other than those already obtained and filings made under the UCC and with respect to the Mortgage.
     3.5 Title to Properties. The Payor owns all of its assets, subject to no Liens, except Permitted Liens.
     3.6 Litigation. Except with respect to the Proceedings, there are no actions, suits, proceedings or investigations of any kind pending or, to the Payor’s knowledge, threatened against the Payor before any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     3.7 Environmental Compliance. Except as set forth on Schedule 3.7:
          (a) to the knowledge of the Payor, no operator of any owned or leased real property of the Payor (the “Real Estate”) or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any and all federal, state, local or foreign law, statutes, regulations, ordinances, rules, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to waste transportation or disposal, pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to public or private wastewater systems (the “Environmental Laws”) that would reasonably be expected to have a Material Adverse Effect;
          (b) The Payor has not received written notice from any third party including, without limitation, any Governmental Authority relating to the Real Estate, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to the listing of the Real Estate on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any other Hazardous Materials which any one of them has generated, transported or disposed of at or from the Real Estate has been found at any site at which a Governmental Authority has conducted or has ordered that the Payor conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Materials at or from the Real Estate that, with respect to any of clauses (i), (ii) or (iii) of this paragraph, would reasonably be expected to have a Material Adverse Effect; and
          (c) To the knowledge of the Payor and except as would not reasonably be expected to have a Material Adverse Effect, (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Payor or operators of its properties, no Hazardous Materials have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no Releases or, to the knowledge of the Payor, threatened Releases of Hazardous Materials on, upon, into or from the properties of the Payor; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on; and (v) in addition, any Hazardous Materials that have been generated on any of the Real Estate that are regulated as hazardous have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the Payor’s knowledge, operating in compliance with such permits and applicable Environmental Laws.
     3.8 Taxes. Except as would not be reasonably expected to have a Material Adverse Effect, the Payor (a) has made or filed all federal income and all state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.
     3.9 Insurance. The Payor maintains with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such amount, in such forms and for such periods as may be reasonable and prudent.
     3.10 Solvency. The Payor is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and, as of the Effective Date and immediately after giving effect to the transaction contemplated hereby, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities, including, without limitation, contingent liabilities.
     3.11 Settlement Documents. Each Note Obligor acknowledges and agrees that this Note and the other Settlement Documents to which it is a party and the transactions contemplated hereby and thereby collectively constitute a single, integrated transaction.
Article 4
Affirmative Covenants
     The Payor covenants and agrees with the Noteholder that from and after the date of this Note and until the date on which the Note Obligations have been paid in full (other than contingent claims for indemnification not yet asserted) (the “Termination Date”):
     4.1 Punctual Payment. The Payor will duly and punctually pay or cause to be paid the Principal Amount and all interest under this Note and all other amounts provided for in this Note, all in accordance with the terms of this Note.
     4.2 Mill Operations.

          4.2.1 The Payor shall, prior to or contemporaneously with the execution of this Note, enter into an agreement with ACSC or, at the option of the Payor, with AbiBow US Inc. (f/k/a Bowater Incorporated), in the form attached as Exhibit A to this Note (the “Sales Agreement”).
          4.2.2 The Payor shall conduct its operations so that the Operating Rate of the Augusta mill for any Fiscal Year will be not less than the greater of: (a) the Weighted Average Operating Rate of the AbiBowater Mills in such calendar year; (b) 90%; and (c) the Operating Rate of the newsprint industry in the United States of America plus 3.5% (not to exceed 100%); except (i) as prevented by Force Majeure or (ii) as required to complete approved capital projects or machine or mill maintenance, including boiler and other scheduled inspections; provided that, insofar as reasonably practicable, all such capital projects and maintenance will be scheduled so as to minimize machine downtime. Compliance with the foregoing covenant shall be calculated in a manner consistent with past practice. Exhibit B to this Note sets forth some illustrative examples regarding the calculation of the minimum Operating Rate. In the event the Payor shall unintentionally operate the Augusta Mill at an Operating Rate lower than as required by this Section 4.2.2 for any Fiscal Year, the Payor shall calculate the negative effect of such deviation on Distributable Cash and, no later than 10 days after the delivery of the annual financial statements for such Fiscal Year pursuant to Section 4.12, pay to Noteholder in cash 70% of such amount pursuant to the formula set forth on Exhibit C hereto (the “Make Whole Payment”) as an additional prepayment of the Principal Amount of the Note pursuant to Section 2.4.1 hereof.
          4.2.3 Subject to compliance with applicable laws, including, without limitation, compliance with ERISA, the Payor shall at all times maintain the assets and conduct its operations as separate and distinct from any of the assets and operations of AbiBowater or its Affiliates, including but not limited to the observance of limited liability company formalities and maintenance of separate books and records; provided, that the Payor shall be permitted to participate in centralized cash management and other services with AbiBowater and its subsidiaries for good faith business purposes so long as accurate books and records as to the Payor’s assets are maintained and such assets are identifiable and traceable.
     4.3 Conduct of Business and Maintenance of Existence and Assets. The Payor shall (a) conduct its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Note), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks, and take all actions necessary to enforce and protect the validity of any Intellectual Property right or other right included in the Collateral except where failure to do any of the foregoing would not have a Material Adverse Effect; (b) keep in full force and effect its existence (except in the case of a merger in accordance with Section 5.5(a) of this Note); and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises that are material to its business under the laws of the United States or any political subdivision thereof.

     4.4 [Intentionally omitted]
     4.5 Payment of Indebtedness. Except where failure to do so would not have a Material Adverse Effect, the Payor shall pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature.
     4.6 Records and Accounts. The Payor will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, and (b) maintain, in accordance with GAAP, adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its subsidiaries, contingencies, and other reserves.
     4.7 Notices.
          (a) Defaults. The Payor will, promptly upon a Responsible Officer of the Payor becoming aware thereof, notify the Noteholder in writing of the occurrence of any Event of Default, together with a reasonably detailed description thereof, and the actions the Payor proposes to take with respect thereto. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Note or in respect of any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Payor is a party or obligor in excess of $2,500,000, whether as principal, guarantor, surety or otherwise, the Payor shall promptly give written notice thereof to the Noteholder.
          (b) Environmental Events. The Payor will promptly notify the Noteholder, in each case, subject to applicable law and confidentiality requirements, (i) upon the Payor obtaining knowledge of any material violation of any Environmental Law regarding the Real Estate or the Payor’s operations; (ii) upon the Payor obtaining knowledge of any known Release or threat of Release of any Hazardous Substance at, from, or into the Real Estate in material violation of any Environmental Laws which it reports in writing or is reportable by it in writing to any Governmental Authority; (iii) upon the Payor’s receipt of any notice of material violation of any Environmental Laws or of any Release or threatened Release of Hazardous Materials, in either case, relating to the Real Estate, including a notice or claim of liability or potential responsibility from any third party (including without limitation any Governmental Authority) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) the Payor’s, or any Person’s operation of the Real Estate, (B) contamination on, from or into the Real Estate, or (C) investigation or remediation of offsite locations at which the Payor, or any of its predecessors is alleged to have directly or indirectly Released Hazardous Materials; or (iv) upon the Payor’s obtaining knowledge that any expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which a lien may be imposed on the Real Estate.
          (c) Notification of Claim against Collateral. Payor will, promptly, but in any event no later than five (5) Business Days upon a Responsible Officer of the Payor becoming aware thereof, notify the Noteholder in writing of any rights of setoff, claims, withholdings or other defenses to which a material portion of the Collateral, or the Noteholder’s rights with respect to the Collateral, are subject.
          (d) Notice of Litigation and Judgments. The Payor will give notice to the Noteholder in writing within fifteen (15) days upon a Responsible Officer of the Payor becoming aware of any pending litigation and proceedings affecting the Payor or to which the Payor is or becomes a party involving an uninsured claim against the Payor which would reasonably be expected to have a Material Adverse Effect, and stating the nature and status of such litigation or proceedings. The Payor will give notice to the Noteholder, in writing within ten (10) days of any final judgment not covered by insurance, against the Payor in an amount in excess of $5,000,000.
          (e) Notice of Violations of Law. The Payor will promptly upon a Responsible Officer of the Payor becoming aware thereof notify the Noteholder in writing if the Payor is in violation of any law, statute, regulation or ordinance of any Governmental Authority, or of any agency thereof, which violation would reasonably be expected to have a Material Adverse Effect.
     4.8 Insurance. The Payor will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in such amount, in such forms and for such periods as may be reasonable and prudent. In addition, the Payor will furnish from time to time, upon Noteholder’s request, a summary of the insurance coverage of the Payor.
     4.9 Taxes. The Payor will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges imposed upon it; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Payor shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP.
     4.10 Inspection of Properties and Books, etc. (a) The Payor shall permit the Noteholder or any of the Noteholder’s designated representatives, at the Noteholder’s sole cost and expense (unless an Event of Default exists), to visit and inspect the properties of the Payor, to examine the books of account of the Payor (and to make abstracts therefrom), and to discuss the affairs, finances and accounts of the Payor with, and to be advised as to the same by, its officers, all upon reasonable notice provided in accordance with Section 9.1 of this Note, during normal business hours and at such intervals as the Noteholder may reasonably request.
          (b) Subject to the terms and conditions of Section 4.10(a), upon the Noteholder’s reasonable request, the Payor shall arrange for the Noteholder to participate in discussions with the Payor’s accountants and the Payor, and shall authorize such accountants to disclose to the Noteholder such financial statements and other supporting financial documents and schedules, including copies of any management letter with respect to the business, financial condition and other affairs of the Payor, as the Noteholder may reasonably request.

     4.11 Compliance with Laws, Contracts, Licenses, and Permits. Except where failure to do so will not have a Material Adverse Effect, the Payor will comply with (a) all applicable laws, including all Environmental Laws, regulations, orders, including the Settlement Order, decrees, judgments, licenses and permits, including without limitation all Environmental Permits, wherever its business is located, (b) the provisions of its organizational documents, and (c) all agreements and instruments by which it or any of its properties may be bound. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any Governmental Authority shall become necessary or required in order that the Payor may fulfill any of its obligations hereunder or under any Settlement Document to which it is a party, the Payor will promptly take or cause to be taken all reasonable steps within its power to obtain such authorization, consent, approval, permit or license.
     4.12 Annual Financial Statements. The Payor shall furnish Noteholder within one hundred and twenty (120) days after the end of each Fiscal Year, financial statements of the Payor on a consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current Fiscal Year to the end of such Fiscal Year and the balance sheet as at the end of such Fiscal Year, all prepared in accordance with GAAP and reported upon by an independent certified public accounting firm selected by the Payor. Such financial statements shall be accompanied by a calculation of Distributable Cash for such Fiscal Year.
     4.13 Monthly Financial Statements. The Payor shall furnish Noteholder within thirty (30) days after the end of each month, monthly management reports which shall include (i) an unaudited balance sheet of the Payor on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of the Payor on a consolidated basis reflecting results of operations from the beginning of the Fiscal Year to the end of such month and for such month, which shall be complete and correct in all material respects, subject to normal year end adjustments and the absence of footnotes, and (ii) a certificate of a Responsible Officer of the Payor as specified in clause (ii) of Section 8.3 of this Note.
     4.14 [Intentionally omitted]
     4.15 Additional Information. The Payor shall furnish Noteholder with such additional information as Noteholder shall reasonably request in order to enable Noteholder to determine whether the terms, covenants, provisions and conditions of this Note and the other Settlement Documents have been complied with by the Payor.
     4.16 Noteholder Meetings. Within 30 days of each of November 15 and May 15 of each Fiscal Year, upon reasonable prior notice, the Payor shall hold an in-person meeting with Noteholder, at which meeting the financial results and financial condition of the Payor shall be reviewed.
Article 5
Negative Covenants
     The Payor covenants and agrees with the Noteholder that from and after the date of this Note and until the Termination Date occurs:

     5.1 Prepayment of Indebtedness. The Payor shall not, at any time, directly or indirectly, prepay any Indebtedness described in clause (a) of the definition thereof (other than the Note Obligations), or repurchase, redeem, retire or otherwise acquire any such Indebtedness in each case which Indebtedness exceeds $100,000 in aggregate principal amount in any Fiscal Year, other than Indebtedness to AbiBowater and its subsidiaries incurred pursuant to Section 5.2(b) of this Note in compliance with the applicable subordination terms.
     5.2 Indebtedness. The Payor shall not create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of Indebtedness to Noteholder. Notwithstanding the foregoing, the Payor may, without duplication, create, incur, assume or suffer to exist:
          (a) any Indebtedness existing on the Effective Date as set forth in Schedule 5.2 hereof, including any guarantees thereof;
          (b) intercompany loans and advances owed to AbiBowater or any of its subsidiaries, so long as such Indebtedness is unsecured and subordinated in right of payment to the Note Obligations on terms and conditions reasonably satisfactory to Noteholder;
          (c) Indebtedness (including guarantees) in respect of (i) performance, surety, bid, appeal or similar bonds, completion guarantees or similar instruments, including letters of credit and bankers acceptances (not incurred for the purpose of borrowing money), in each case provided in the ordinary course of business, (ii) hedging agreements entered into in the ordinary course of business as a risk management strategy and (iii) agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations pursuant to such agreement, incurred in connection with an acquisition or disposition permitted hereunder;
          (d) Indebtedness incurred to pay premiums for insurance policies maintained by Payor in the ordinary course of business not exceeding in aggregate the amount of such unpaid premiums;
          (e) guarantees with respect to bonds issued to support workers’ compensation, unemployment or other insurance or self-insurance obligations, and similar obligations, in each case, incurred by the Payor in the ordinary course of business;
          (f) Indebtedness in the form of any earnout or other similar contingent payment obligation incurred in connection with an acquisition permitted hereunder;
          (g) Indebtedness arising in the ordinary course of business as an account party in respect of trade letters of credit;
          (h) Indebtedness arising in the ordinary course of business in respect of netting services, overdraft protections, cash management services and otherwise in connection with deposit accounts;
          (i) guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees;

          (j) Capital Lease Obligations and Indebtedness created, incurred or assumed in respect of the purchase, improvement, repair or construction of property; provided that such Indebtedness is created, incurred or assumed within 180 days after the earlier of (x) the placement in service of such property or (y) the final payment on such property; provided that the aggregate amount of the Indebtedness created, incurred or assumed pursuant to this clause (j) at any time outstanding shall not exceed $2,000,000; and
          (k) other Indebtedness incurred in the ordinary course of business in an aggregate principal amount at any time outstanding not in excess of $1,000,000.
     5.3 Creation of Liens. The Payor shall not create or suffer to exist any Lien on any of its property or assets now owned or hereafter acquired, except for Permitted Liens.
     5.4 Acquisitions. The Payor shall not purchase or acquire (i) all or substantially all assets (or assets of a division or business) of any other Person, or (ii) any obligations or Equity Interests of, or any other interest in, any other Person, except (a) obligations issued or guaranteed by the United States of America or Canada or any instrumentality or agency thereof, (b) commercial paper with maturities of not more than 270 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than one year and repurchase agreements backed by United States government securities or a commercial bank if (i) such bank provides cash management services to AbiBowater or any of its subsidiaries, (ii) such bank has a combined capital and surplus of at least $500,000,000, or (iii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (e) demand deposits with any bank or trust company, (f) asset or stock acquisitions to which Payor is contractually obligated but not yet consummated as of the date hereof and (g) obligations and Equity Interests in any Person the issuance of which results from the bankruptcy, restructure, reorganization or similar composition of the obligations of such Person.
     5.5 Merger, Consolidation and Sale of Assets. The Payor will not:
          (a) Enter into any merger, consolidation or other reorganization with or into any other Person or permit any other Person to consolidate with or merge with it; and
          (b) Sell, lease, transfer or otherwise dispose of any of its properties or assets in a single transaction or a series of related transactions, except (i) dispositions of inventory in the ordinary course of business and equipment and other property that is damaged, worn-out or obsolete, (ii) dispositions of investments permitted under clauses (a) through (e) and (g) of Section 5.4 of this Note, (iii) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive factoring or similar arrangements, (iv) dispositions of personal property the proceeds of which are applied or intended by the Payor in good faith to be applied to acquire property or assets useful in the Payor’s business and (v) Distributions permitted under Section 5.9.

     5.6 Nature of Business. The Payor may not change the nature of the business in which it is presently engaged, nor purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.
     5.7 Amendment of Organizational Documents. The Payor may not amend, modify or waive any term or provision of its organizational documents in a manner that would reasonably be expected to be adverse to (i) the ability of the Payor to comply with its obligations under this Note and the Security Documents to which it is a party, including without limitation Section 2.4.1 of this Note, and (ii) the value of the Collateral or the ability of the Noteholder to exercise its rights and remedies with respect thereto, in each case unless required by law.
     5.8 Amendment of Sales Agreement. The Sales Agreement may not be altered, amended or otherwise changed or supplemented, or any provision or condition therein waived by any party thereto, and the Payor may not consent to any action which would require the consent of the Payor under the Sales Agreement, in each case, in a manner that would reasonably be expected to be adverse to the interests of the Payor, without the Noteholder’s prior written consent.
     5.9 Distributions. The Payor may not authorize, declare or pay, directly or indirectly, any distribution or return of any equity capital to the holders of its Equity Interests or authorize or make any other distribution, payment or delivery of property or cash to such holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration any of its Equity Interests (or any options or warrants issued by the Payor with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes (collectively, a “Distribution”), except that (a) a Distribution of up to 30% of Distributable Cash for the prior Fiscal Year may be declared and paid at any time after the making of the required prepayment with respect to Distributable Cash for such prior Fiscal Year in accordance with Section 2.4.1, provided, that (i) no Default or Event of Default has occurred and is then continuing after giving effect to such Distribution, (ii) the representation and warranty set forth in Section 3.10 of this Note is true and correct with respect to the Payor on the date of, both immediately before and immediately after giving effect to, such Distribution, and (iii) the payment of such Distribution complies with all applicable laws; and (b) the Payor shall distribute the ANI Stock to ACSC on the Closing Date.
     5.10 Transactions with Affiliates. The Payor may not enter into, directly or indirectly, any transaction or series of related transactions, except in the ordinary course of business, with any Affiliate, other than on terms and conditions at least as favorable to the Payor as would reasonably be obtained by the Payor at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except for Distributions permitted under Section 5.9.
     5.11 Limitation on Certain Restrictions. The Payor may not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on its ability to pay a Distribution.

Article 6
Events of Default
     6.1 If an Event of Default shall have occurred and be continuing, then, upon notice to the Payor by the Noteholder (which notice shall not be required in the case of an Event of Default pursuant to clause (g) of the definition thereof) (i) the Note, including all unpaid principal and accrued interest, shall become immediately due and payable in cash, and (ii) all unpaid amounts hereunder shall thereafter bear interest at the Default Rate (payable and calculated in accordance with Section 2.1) until the Event of Default is no longer continuing or waived by the Noteholder. If any Event of Default shall have occurred and is continuing, the Noteholder may, in addition to all other rights and remedies granted to it in this Note and in any other instrument or agreement securing, evidencing or relating to this Note, exercise all rights and remedies available to the Noteholder at law or in equity.
     6.2 The Noteholder acknowledges and agrees that, to the extent that the Noteholder, by reason of its partial ownership of the Payor through ANI before the date hereof, has Knowledge as of the Effective Date that any representation or warranty made herein or in the Mortgage by the Payor is inaccurate or untrue, no Event of Default shall arise out of such breach of representation or warranty.
     6.3 Notwithstanding anything herein to the contrary, in the event that the Stock Purchase Agreement or the Settlement Order is cancelled, terminated, rejected, reversed, vacated, revoked or rescinded, and (x) ACSC is not permitted to retain the ANI Stock, and (y) the ANI Stock is returned to the Noteholder or any of it Affiliates, such event shall be deemed not to be an Event of Default hereunder (or any Event of Default that may have previously arisen in respect of such event shall be deemed to no longer be continuing), and this Note and the Security Documents shall be canceled (without any further payments in respect of this Note or the Security Documents or damages to the Noteholder arising pursuant to the terms of this Note or the Security Documents, but for the sake of clarity, without prejudice to any other damages found to be payable to Noteholder), the Rejection Appeal and the Partnership Agreement Motion (as each such term is defined in the Settlement Motion (as defined in the Stock Purchase Agreement)) shall be reinstated, and the parties shall be returned to the status quo before entry into any of the Settlement Documents.
Article 7
[Intentionally Omitted]
Article 8
Security Agreement
     8.1 Grant of Lien.
          8.1.1 To secure the prompt and complete payment, performance and observance of all of the Note Obligations of ANC, ACSC hereby grants, assigns, conveys, mortgages, pledges, hypothecates and transfers to the Noteholder, a first priority Lien, subject to Permitted Liens, upon all of its right, title and interest in, to and under the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of ACSC (all of which being hereinafter collectively referred to as the “ACSC Collateral”):
          (a) all of its membership interest in the Payor (the “ACSC Pledged Interests”);
          (b) all distributions and profits arising from the ACSC Pledged Interests;
          (c) all of ACSC’s right in the LLC Agreement or equivalent governing document of the Payor;
          (d) all proceeds and products of any of the foregoing, in whatever form.
          8.1.2 To secure the prompt and complete payment, performance and observance of all of the Note Obligations of ANC, ANI hereby grants, assigns, conveys, mortgages, pledges, hypothecates and transfers to the Noteholder, a first priority Lien, subject to Permitted Liens, upon all of its right, title and interest in, to and under the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of ANI (all of which being hereinafter collectively referred to as the “ANI Collateral”):
          (a) all of its membership interest in the Payor (the “ANI Pledged Interests” and together with the ACSC Pledged Interests, the “Pledged Interests”);
          (b) all distributions and profits arising from the ANI Pledged Interests;
          (c) all of ANI’s right in the LLC Agreement or equivalent governing document of the Payor;
          (d) all proceeds and products of any of the foregoing, in whatever form.
          8.1.3 To secure the prompt and complete payment, performance and observance of all of the Note Obligations of the Payor, the Payor hereby grants, assigns, conveys, mortgages, pledges, hypothecates and transfers to the Noteholder, a first priority Lien, subject to Permitted Liens, upon all of its right, title and interest in, to and under the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Payor (all of which being hereinafter collectively referred to as the “Payor Collateral”, and together with the ACSC Collateral and the ANI Collateral, the “Collateral”):
          (a) all accounts, chattel paper, tangible chattel paper, commercial tort claims listed on Schedule 8.1 hereto, commodity contracts, commodity accounts, deposit accounts, securities, security accounts, security entitlements, investment property, financial assets, documents, electronic chattel paper, equipment, fixtures, general intangibles, goods, health-care insurance receivables, instruments, promissory notes, inventory, investment property, letter of credit rights and supporting obligations, payment intangibles and software (in each case, as defined in the UCC);

          (b) all intellectual property of the Payor;
          (c) all owned real property of the Payor;
          (d) all of the Payor’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software, computer programs, tapes, disks and documents relating to clause (a), (b) or (c) of this Section 8.1.3; and
          (e) all proceeds and products of property described in clause (a), (b) or (c) of this Section 8.1.3) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds, and with respect to intellectual property, proceeds of any claim against third parties in respect thereto, including for past, present or future infringement or any dilution of any trademark or for injury to the goodwill associated with any trademark;
provided, however that the foregoing shall not include any permit, lease, license, contract, instrument or other agreement held by Payor that validly prohibits the creation by Payor of a security interest thereon or requires the consent of any person other than the Payor as a condition to the creation of such security interest, or any permit, lease, license, contract, instrument or other agreement held by Payor to the extent that any applicable law prohibits the creation of a security interest thereon, but only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law, and subject in all cases to Payor’s obligation to use commercially reasonable efforts to obtain consent to the creation of a security interest in favor of Noteholder in any such permit, lease, license, contract, instrument or other agreement.
     8.2 Distributions; Voting. So long as no Event of Default shall have occurred and be continuing, each of ACSC and ANI shall be entitled, subject to Section 5.9 of this Note, to distributions paid in respect of the Pledged Interests, to vote the Pledged Interests and to give consents, waivers and ratifications in respect of the Pledged Interests; provided, however, that no vote shall be cast or consent, waiver or ratification given by ACSC or ANI if the effect thereof would conflict with the rights of the Noteholder hereunder or any other Settlement Document, or be inconsistent with or result in any violation of any of the provisions of this Note or any other Settlement Document. All such rights of ACSC and ANI to receive cash distributions and to vote and give consents, waivers and ratifications with respect to the Pledged Interests shall cease while an Event of Default shall have occurred and be continuing if the Noteholder shall deliver notice thereof to ACSC and ANI referring to this Section 8.2.
     8.3 Perfection. Each Note Obligor, as applicable, shall take all commercially reasonable action that may be necessary or reasonably desirable, or that Noteholder may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Noteholder’s security interest in and Lien on the Collateral or to enable Noteholder to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, promptly discharging all Liens on the Collateral other than Permitted Liens; provided, that with respect to the perfection of the Noteholder’s security interest in and Lien on the Collateral, the Note Obligors’ obligations shall be limited to the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of such filings in the appropriate filing offices, (ii) in the case of all Collateral consisting of instruments, certificated securities, registered intellectual property, letter of credit rights, commercial tort claims, deposit accounts, commodity accounts and securities accounts, the Payor shall provide, at the time it delivers its monthly management reports pursuant to Section 4.13, a certificate of a Responsible Officer of the Payor describing any such Collateral that was acquired by the Payor since the date the immediately precedent monthly management report was delivered under Section 4.13 and upon Noteholder’s reasonable request in connection therewith, (A) in the case of instruments in an outstanding principal amount equal to or greater than $1,000,000 and certificated securities, deliver such instruments and certificated securities to Noteholder, properly endorsed for transfer in blank, (B) in the case of registered intellectual property, deliver promptly executed short form security agreements for filing with the United States Copyright Office or United States Patent and Trademark Office, as applicable, in form and substance reasonably satisfactory to Noteholder, (C) in the case of letter of credit rights in an amount equal to or greater than $1,000,000 that are not supporting obligations, use commercially reasonable efforts to obtain the consent to the assignment of proceeds of the relevant letter of credit by the issuer or any nominated person in respect thereof, (D) in the case of commercial tort claims, deliver to Noteholder a supplement to Schedule 8.1 hereto containing a specific description of such commercial tort claim and (E) in the case of deposit accounts, commodity accounts and securities accounts (other than Excluded Accounts), use commercially reasonable efforts to as promptly as reasonably practicable provide “control” (as defined in the UCC) over such accounts pursuant to an agreement with the applicable deposit bank, commodity intermediary or securities intermediary in form and substance reasonably satisfactory to Noteholder, and (iii) in respect of any assets (excluding broke) with an aggregate fair value in excess of $250,000 held on premises owned by any third party, use commercially reasonable efforts to as promptly as reasonably practicable cause such third party to enter into warehousing or landlord waivers in favor of Noteholder. By its signature hereto, each Note Obligor hereby authorizes Noteholder to file one or more financing, continuation or amendment statements pursuant to the UCC as in effect in any jurisdiction in each jurisdiction and with such filing offices that Noteholder deems necessary or desirable in order to perfect its security interests in all or any portion of the Collateral owned by such Note Obligor. With respect to Payor, such financing statements may describe the collateral in the same manner as described in this Note or as “all assets whether now owned or hereafter acquired” or words of similar meaning. All charges, expenses and fees Noteholder may incur in doing any of the foregoing, and any local taxes relating thereto, shall be borne by the Noteholder.
     8.4 Representations and Warranties. (a) Each of ACSC and ANI represents and warrants that as of the date hereof:
     (i) The execution, delivery and performance of this Note and the other Settlement Documents to which it is a party and the transactions contemplated hereby and thereby (w) are within such Person’s corporate or limited liability company authority, as applicable, (x) have been duly authorized by all necessary corporate or limited liability company proceedings, as applicable, (y) do not and will not conflict with or result in any breach or contravention of any law to which

ACSC or ANI are subject or any judgment, order, writ, injunction, license or permit applicable to such Persons, and (z) do not conflict with any provision of their charter, by-laws or similar governing documents.
     (ii) The execution and delivery of this Note and the other Settlement Documents to which it is a party will result in valid and legally binding obligations of each of ACSC and ANI enforceable against them in accordance with the respective terms and provisions hereof and thereof, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.
     (iii) It will derive substantial direct and indirect benefits from the issuance of the Note and the transactions contemplated by the Stock Purchase Agreement.
          (b) Each of the Payor, ACSC and ANI represents and warrants that as of the date hereof:
     (i) No effective security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed in favor of the Noteholder pursuant to this Note and Permitted Liens.
     (ii) This Note is effective to create a valid and continuing Lien on and, upon the filing of the appropriate financing statements, a perfected Lien in favor of the Noteholder on the Collateral with respect to which a Lien may be perfected by filing pursuant to the UCC. Such Lien is prior to all other Liens, subject to Permitted Liens, and is enforceable as such as against any and all creditors of and purchasers from the applicable Note Obligor.
     (iii) The Mortgage is effective to create a valid and continuing Lien on and, upon registration thereof in the appropriate office, a perfected Lien in favor of the Noteholder on the collateral described therein. Such Lien is prior to all other Liens, subject to Permitted Liens, and is enforceable as such as against any and all creditors of and purchasers from the Payor.
     8.5 Covenants. Each of ACSC and ANI covenants and agrees with the Noteholder that from and after the date of this Note and until the Termination Date occurs:
          (a) Additional Equity Interests. In the event either Person shall acquire (i) any additional Equity Interests of the Payor (but excluding any debt security convertible into or exchangeable for Equity Interests of the Payor), or (ii) any security exchangeable for or convertible into Equity Interests of the Payor (but excluding any debt security convertible into or exchangeable for Equity Interests of the Payor), whether by purchase, dividend, distribution, stock split or otherwise, then such interest or other securities shall be subject to the Lien granted to the Noteholder under this Note.

          (b) Treatment and Certification of Equity Interests. Each of ACSC and ANI will not elect to (x) treat Pledged Interests as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of UCC or (y) certificate its Pledged Interests.
          (c) Notification of Claim against Collateral. ACSC or ANI, as applicable will, promptly, but in any event no later than five (5) Business Days upon a Responsible Officer of the Payor becoming aware thereof, notify the Noteholder in writing of any rights of setoff, claims, withholdings or other defenses to which a material portion of the Collateral, or the Noteholder’s rights with respect to a material portion of the Collateral, are subject.
          (d) Limitation on Liens on Collateral. ACSC and ANI will not create, permit or suffer to exist, and will defend the Pledged Interests against, and take such other action as is necessary to remove, any Lien on the Pledged Interests, except to the extent such Lien is in favor of the Noteholder or Permitted Liens.
          (e) Limitations on Disposition. ACSC and ANI will not sell, lease, transfer or otherwise dispose of any of the Pledged Interests.
          (f) Notices. Each of the Note Obligors will advise the Noteholder promptly, in reasonable detail, upon learning (i) of any Lien or claim made or asserted against a material portion of the Collateral, and (ii) of the occurrence of any other event which would have a material adverse effect on the value of the Collateral or on the Liens created hereunder.
     8.6 Remedies; Rights Upon Default. If an Event of Default shall have occurred and be continuing, the Noteholder shall thereafter have the following rights and remedies (to the extent permitted by applicable law) in addition to the rights and remedies of a secured party under the UCC, all such rights and remedies being cumulative, not exclusive, and enforceable alternatively, successively or concurrently, at such time or times as the Noteholder deems expedient:
          (a) the Noteholder may vote any or all of the Pledged Interests (whether or not the same shall have been transferred into its name or the name of its nominee or nominees) for any lawful purpose, including, without limitation, if the Noteholder so elects, for the liquidation of the assets of the Payor, and give all consents, waivers and ratifications in respect of the Pledged Interests and otherwise act with respect thereto as though it were the outright owner thereof (each of ACSC and ANI hereby irrevocably constituting and appointing the Noteholder the proxy and attorney-in-fact of such Person, with full power of substitution, to do so during the term of this Note);
          (b) the Noteholder may demand, sue for, collect or make any compromise or settlement the Noteholder deems suitable in respect of any Collateral;
          (c) the Noteholder may sell, resell, assign and deliver, or otherwise dispose of any or all of the Collateral, for cash or credit or both and upon such terms at such place or places, at such time or times and to such entities or other persons as the Noteholder thinks expedient, all without demand for performance by any Note Obligor or any notice or advertisement whatsoever except as expressly provided herein or as may otherwise be required by law; and

          (d) the Noteholder may cause all or any part of the Pledged Interests held by it to be transferred into its name or the name of its nominee or nominees.
     8.7 Sale of Collateral. In the event of any sale or other disposition of the Collateral and to the extent that any notice thereof is required to be given by law, the Noteholder shall give to the Note Obligors at least ten (10) Business Days’ prior authenticated notice of the time and place of any public sale or other disposition of the Collateral or of the time after which any private sale or any other intended disposition is to be made. Each of the Note Obligors, hereby acknowledges that ten (10) Business Days’ prior written notice of such sale or other disposition shall be reasonable notice. The Noteholder may enforce its rights hereunder without any other notice and without compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise (all of which are hereby expressly waived by each of the Note Obligors to the fullest extent permitted by law). The Noteholder may buy or otherwise acquire any part or all of the Collateral at any public sale or other disposition and if any part or all of the Collateral is of a type customarily sold or otherwise disposed of in a recognized market or is of the type which is the subject of widely-distributed standard price quotations, the Noteholder may buy or otherwise acquire at private sale or other disposition and may make payments thereof by any means. Any proceeds of any sale or other disposition of the Collateral remaining after the occurrence of the Termination Date shall be promptly paid over to the applicable Note Obligor.
     8.8 Release of Collateral. Noteholder agrees that it shall (i) release its Lien on all of the Collateral upon occurrence of the Termination Date and (ii) release its Lien on any Collateral that is sold or to be sold as part of or in connection with any sale or other disposition permitted under this Note. If any Collateral is so released, Noteholder agrees that it will promptly execute and deliver or authorize the filing of appropriate documentation to evidence such release as the applicable Note Obligor may reasonably request.
     8.9 Reinstatement. This Note shall remain in full force and effect and continue to be effective should any petition be filed by or against any Note Obligor for liquidation or reorganization, should any Note Obligor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Note Obligor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Note Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Note Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Note Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     8.10 Consent to Liens. Each of ACSC and ANI hereby consent to each Lien granted pursuant to Section 8.1 of this Note, notwithstanding any restriction set forth in the LLC Agreement with respect to the granting of any Lien hereunder or any enforcement action which Noteholder may take in respect of such Lien, and agree that ACSC and ANI comprise all of the members of the Payor after giving effect to the transactions contemplated by the Stock Purchase Agreement.

Article 9
Miscellaneous
     9.1 Notices. All notices or other communications to be given or delivered under or by reason of the provisions of this Note shall be given in writing and shall be delivered personally, or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a recognized overnight courier (with signed receipt) at the address set forth below (or to such other address as the Payor, ACSC, ANI or the Noteholder may designate by written notice) or via any form of electronic transmission:

if to the Note Obligors, to:	c/o Abitibi Consolidated Sales LLC
1155 Metcalfe Street, Suite 800
Montreal, Quebec
H3B 5H2
Attn: Executive Vice President,
Operations and Sales
Facsimile: 514.394.2241
With a copy to: Vice President Legal Affairs
Facsimile: 514.394.3644

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attn: Ariel J. Deckelbaum
Facsimile: 212.492.0546

if to the Noteholder, to:	Woodbridge International Holdings Limited
65 Queen Street West
Toronto, Ontario M5H 2M8
Attn: Gregory Dart
Facsimile: 416.365.9293

With a copy to:

Torys LLP
79 Wellington Street West
Suite 3000, Box 270
TD Centre
Toronto, Ontario M5K 1N2
Attn: Michael J. Siltala
Facsimile: 416.865.7380

     9.2 Waiver and Consent. The Note Obligors: (a) except for any notice expressly required by the terms of the Note or the Security Documents, waive presentment, demand, protest, notice of intent to accelerate, notice of acceleration of maturity, notice of protest, notice of nonpayment, notice of dishonor, and any other notice required to be given under the law to the Note Obligors in connection with the delivery, acceptance, performance, default or enforcement of this Note or any other documents executed in connection with this Note and (b) consent to all waivers of any term hereof or of the other Security Documents, or the failure to act on the part of Noteholder, or any indulgence shown by the Noteholder (without notice to or further assent from the Note Obligors), and agree that no such action, failure to act or failure to exercise any right or remedy by the Noteholder shall in any way affect or impair the obligations of the Note Obligors or be construed as a waiver by the Noteholder of, or otherwise affect, any of the Noteholder’s rights under this Note or under any of the other Security Documents.
     9.3 Assignment and Amendment. Neither this Note nor any of the rights, interests or obligations hereunder shall be assigned, transferred or negotiated by one party to this Note without the prior consent of the other party to this Note; provided, however, Noteholder may assign its rights and interests in this Note to any Affiliate. Upon notice of any assignment by Noteholder as permitted hereunder, the Payor shall record the details of such assignment and transfer, including the name and address of such assignee, in a register and maintain such register in its principal place of business. The foregoing requirements are intended to result in this Note being in “registered form” within the meaning of United States Treasury Regulations Section 1.871-14(c) and Sections 163(f), 871(h) and 881(c) of the Code, and shall be interpreted and applied in a manner consistent therewith. No term of this Note may be amended without the written consent of each Note Obligor and the Noteholder.
     9.4 Taxes. The Payor agrees to pay any stamp or other documentary taxes which may be payable in connection with the execution or delivery of this Note.
     9.5 Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall pay its own expenses in connection herewith and the other Settlement Documents. The Payor agrees to pay or reimburse Noteholder for all reasonable and documented out-of-pocket costs and expenses incurred by Noteholder after the Closing Date in connection with the enforcement or attempted enforcement of this Note or any Security Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Note Obligations and during any legal proceeding, including any proceeding under any debtor relief law), including, in each case, the reasonable fees and expenses of external counsel. All amounts due under this Section 9.5 shall be payable within five (5) Business Days after demand therefor. The agreements in this Section shall survive the termination of this Note and repayment of all the other Note Obligations.
     9.6 Governing Law; Venue. This Note shall be governed by, and interpreted and enforced in accordance with, the Laws in force in the State of New York (excluding any conflict of laws rule or principle which might refer such questions to the laws of another jurisdiction). All disputes, disagreements, controversies, questions or claims arising out of or relating to this Note, including, without limitation, with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement, shall be determined by arbitration administered by the American Arbitration Association under its commercial arbitration rules (the “Commercial Arbitration Rules”) provided that:
          (a) any hearing in the course of the arbitration shall be held in New York, New York in the English language;
          (b) if the parties are able to agree in writing to a single arbitrator within twenty (20) days, the number of arbitrators shall be one; otherwise, each party shall select one arbitrator and those two arbitrators shall select a third arbitrator, and the tree arbitrators so chosen shall serve as the arbitrators of such dispute;
          (c) any award or determination of the arbitrator shall be final and binding on the parties and there shall be no appeal on any ground, including, for greater certainty, on the ground of alleged errors of Law;
          (d) despite Article M-10 of the Commercial Arbitration Rules, the arbitrator shall not, without the written consent of all parties to the arbitration, retain any expert;
          (e) all costs and expenses of arbitration shall be split equally between the parties hereto; and
          (f) all matters in relation to the arbitration shall be kept confidential to the full extent permitted by Law, and no individual shall be appointed as an arbitrator unless he or she agrees in writing to be bound by this dispute resolution provision.
     9.7 Counterparts. This Note may be executed in several counterparts, each of which will be deemed original but all of which will constitute one and the same instrument. Any proof of execution, however, will require production of only one copy signed by the party to be charged.
     9.8 Confidentiality. Noteholder agrees to keep confidential all non-public information provided to it by or on behalf of any Note Obligor pursuant to or in connection with this Note or any of the Security Documents; provided that nothing herein shall prevent Noteholder from disclosing any such information (a) subject to an agreement to comply with the provisions of this Section 9.8, to any Affiliate of the Noteholder who is an actual or prospective transferee permitted under Section 9.3, (b) to its employees, directors, officers, agents, attorneys, accountants and other professional advisors on a need-to-know basis, (c) upon the request or demand of any Governmental Authority, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required under applicable law or (e) in connection with the exercise of any remedy hereunder or any Security Document.
[signature page follows]

     IN WITNESS WHEREOF, the Note Obligors and the Noteholder have executed and delivered this Note as of the date hereof.

AUGUSTA NEWSPRINT COMPANY LLC
as Payor

By:	ABITIBI CONSOLIDATED SALES LLC, as Manager

By:	ABITIBIBOWATER, INC., as Sole Member

By:	/s/ Pierre Rougeau Name: Pierre Rougeau
Title: Executive Vice President, Sales and Operations
Signature Page to Secured Promissory Note

WOODBRIDGE INTERNATIONAL HOLDINGS LIMITED
as Noteholder

By:	/s/ Gregory J. Dart Name: Gregory J. Dart
Title: Vice President
Signature Page to Secured Promissory Note

ABITIBI CONSOLIDATED SALES LLC

By:	ABITIBIBOWATER, INC., as Sole Member

By:	/s/ Pierre Rougeau Name: Pierre Rougeau
Title: Executive Vice President, Sales and Operations

AUGUSTA NEWSPRINT INC.

By:	/s/ Jacques P. Vachon Name: Jacques P. Vachon
Title: Vice President and Secretary
Signature Page to Secured Promissory Note

Schedule 3.7
Environmental Compliance
1. In the 1990’s, the Payor shipped used oil and a small amount of chlorinated solvent to the AER hazardous waste storage and management site in Augusta, Georgia. The site closed, went into bankruptcy and became a superfund site. The Payor is part of the Potential Responsible Party group.
2. In 2009, the Payor voluntarily disclosed to U.S. EPA and Georgia EPD, the discovery of reporting discrepancies under the Emergency Planning and Community Right-to-Know Act of 1986 (“EPCRA”) section 313 for reporting years 2004 thru 2007. Corrections were submitted for lead, dioxin and dioxin-like compounds and methanol. The U.S. EPA corrected the federal database to reflect these changes. Neither Georgia EPD nor U.S. EPA has issued a Notice of Violation or investigated the matter further as of the date hereof.
Disclosure on this schedule is not to be construed as an admission by the Payor that the item herein disclosed is material.

EXHIBIT A
Sales Agreement

EXHIBIT B
Examples
The following examples are illustrative of the application of the minimum Operating Rate formula in Section 4.2.2 of the Note. In each example, the minimum Operating Rate generated by the formula (i.e. the greater of (i) the Weighted Average Operating Rate of the AbitibiBowater Mills in such calendar year, (ii) 90% and (iii) the Operating Rate of the newsprint industry in the United States of America plus 3.5%) is referred to as “MOR”. It is also assumed that the year has 365 days; that the total of 14 days for approved capital projects and mill maintenance can be scheduled to overlap by 3 days for a total of 11 days elapsed time; and that a Force Majeure event involving 3 days downtime occurs sometime during the year.
Example 1

MOR 90%

mill maintenance & boiler inspection	4 days}

approved capital projects	10 days}	11 days

Force Majeure event	3 days
The mill is required to operate a minimum of 328.5 days (365 x. 9).
Up to 36.5 days (365-328.5) downtime is permitted and this is more than ample to schedule and complete approved capital projects and mill maintenance. Accordingly, downtime for approved capital projects and mill maintenance must be scheduled within the 36.5 days downtime permitted. Up to 25.5 days could be scheduled for market related downtime (36.5-11). Subject to scheduling difficulties, the 36.5 days downtime would also be sufficient to recover from the Force Majeure event.
If all 36.5 days downtime have been taken before an unforeseen Force Majeure event occurs later in the year, permitted downtime would increase to 39.5 days (36.5 + 3). If less than 36.5 days downtime have been taken when the Force Majeure event occurs, there would be no incremental downtime due to Force Majeure, except to the extent that any remaining approved capital projects or mill maintenance work and work related to the Force Majeure event could not be completed within the 36.5 days.
Example 2

MOR 95%

mill maintenance & boiler inspection	4 days}

approved capital projects	10 days}	11 days

Force Majeure event	3 days

The mill is required to operate a minimum of 346.8 days (365 x. 95).
Up to 18.2 days (365-346.8) downtime is permitted and this is more than ample to schedule and complete approved capital projects and mill maintenance. Accordingly, downtime for approved capital projects and mill maintenance must be scheduled within the 18.2 days downtime permitted. Up to 7.2 days could be scheduled for market related downtime (18.2 — 11). Subject to scheduling difficulties, the 18.2 days downtime would also be sufficient to recover from the Force Majeure event.
If all 18.2 days downtime have been taken before an unforeseen Force Majeure event occurs later in the year, permitted downtime would increase to 21.2 days (18.2 + 3). If less than 18.2 days downtime have been taken when the Force Majeure event occurs, there would be no incremental downtime due to Force Majeure, except to the extent that any remaining approved capital projects or mill maintenance work and work related to the Force Majeure event could not be completed within the 18.2 days.
Example 3

MOR 99%

mill maintenance & boiler inspection	4 days}

approved capital projects	10 days}	11 days

Force Majeure event	3 days
The mill is required to operate a minimum of 361.4 days (365 x. 99). However, this is insufficient to complete approved capital projects and mill maintenance requiring 11 days in total. Accordingly, the mill is required to operate a minimum of 354 days (365-11).
Up to 11 days (365 — 354) downtime is permitted. Accordingly, approved capital projects and mill maintenance must be scheduled within the 11 days downtime permitted. No incremental days could be scheduled for market related downtime. Subject to scheduling difficulties, it may be possible to recover from the Force Majeure event within the 11 days of scheduled downtime.
If all 11 days downtime have been taken before an unforeseen Force Majeure event occurs later in the year, permitted downtime would increase to 14 days (11+3). If less than 11 days downtime have been taken when the Force Majeure event occurs, there would be no incremental downtime due to Force Majeure, except to the extent that any remaining approved capital projects or mill maintenance work and work related to the Force Majeure event could not be completed within the 11 days.

Example 4

MOR 102% (i.e. U.S. 98.5% + 3.5%)

mill maintenance & boiler inspection	4 days}

approved capital projects	10 days}	11 days

Force Majeure event	3 days
The mill is required to operate a minimum of 372.3 days (365 x 1.02). However, this exceeds the number of calendar days in the year and is also insufficient to carry out approved capital projects and mill maintenance requiring 11 days in total. Accordingly, the mill is required to operate a minimum of 354 days (365-11).
In all other respects Example 4 is the same as Example 3.

EXHIBIT C
Mill Operations
For purposes of Section 4.2.2 of this Note, the amount of the Make-Whole Payment in the event of an Operating Rate Deficit shall be calculated in accordance with the following formula:
Make Whole Payment = (Operating Rate Deficit X 365 days X Average Tonnes per Day X Average Margin per Tonne) X 70%
Whereby:
“Operating Rate Deficit” shall mean the minimum Operating Rate (in percentage) for any given Fiscal Year required in accordance with Section 4.2.2 of this Note less the actual Operating Rate of the Augusta mill for such Fiscal Year (in percentage).
“Average Tonnes per Day” shall mean the average number of tonnes produced by the Augusta mill per Operating Day in any given Fiscal Year.
“Average Margin per Tonne” shall mean the weighted average Mill Net (as defined below) of the Augusta Mill in any given Fiscal Year less sales commissions (including the Discounts to ACSC pursuant to the Sales Agreement (as defined therein)) minus the weighted average cash manufacturing costs per tonne.
“Mill Net” shall mean the selling price billed by AbitibiBowater to the Augusta customers net of all discounts and/or allowances granted to such customers for newsprint per tonne minus all costs incurred in connection with the transfer of newsprint from the Augusta mill to an Augusta customer including, without limitation, transportation costs and warehousing.